Exhibit 6.1

PERSONAL & CONFIDENTIAL

July 14, 2017

Mr. D. M. Rusty Moore

Chief Executive Officer

Institute for Wealth Holdings, Inc.

Two Galleria Tower

13455 Noel Road, Suite 410

Dallas, TX 75240

Dear Rusty,

We are pleased to confirm the engagement of Lanier Securities, LLC, (“Lanier Securities”) by the Institute for Wealth Holdings, Inc. (“IWH” or the “Company”) to provide financial advisory and investment banking services as described herein. Lanier Securities will assist the Company in its analysis of alternatives and potential capital raise, which may include the sale or placement of securities of the Company (the “Securities”) to a third party or multiple third parties (an “Offering”). This letter will confirm our mutual understanding of the basis on which Lanier Securities will act as the Company’s investment banker and financial advisor (the “Engagement”).

Lanier Securities will provide the Company with financial advice in connection with an Offering of Securities, which may include advice and assistance with respect to defining objectives, designing capital structures, performing financial analyses, creating and executing a marketing plan to potential investors, and other matters pertinent to closing an Offering. For the sake of clarity and without limiting the generality of the preceding sentence, the scope of Lanier Securities’ engagement shall not include giving tax, legal, regulatory, accounting or other specialist or technical advice or associated services, as to which the Company agrees to obtain appropriate advice from other sources.

The Company agrees to compensate Lanier Securities for its services rendered by paying Lanier Securities a Retainer of $25,000, ($5,000 due upon the execution of this Engagement and four (4) monthly installments of $5,000 each), for our required initial Due Diligence. Upon the closing of a sale of Securities in the Offering, a Commission will be paid to Lanier Securities equal to 7% of gross proceeds raised for Securities issued plus 1% in an Unaccountable Expense Allowance (“Allowance”) and a Warrant to purchase shares in the Company as described below.

As part of our process for raising capital, you will contact directly with Market Leverage LLC, who will act as a third-party direct marketing company. They will assist us in sending out direct mail, email and for advertising on Facebook, Google and other media. You agree to contract directly with Market Leverage LLC and pay invoices when due. We retain the right to change direct marketing companies and we will do so only in full agreement with you.

The Commission and Allowance on all sales produced through Lanier Securities and its selling group shall be due and payable in cash simultaneously with the closing of the Offering. In the

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event that there are multiple closings in the Offering, a separate Commission and Allowance will be paid upon each closing. Upon the final closing of the Offering, Lanier Securities will provide an accounting to the Company. Sales of securities in the Offering sold directly by the Company or through its RIA affiliate will not result in the payment of a Commission, however Lanier Securities will receive the Allowance on all sales in the Offering regardless of what channel the sales from the Offering occurred.

Upon the final closing of the Offering, the Company will issue a Warrant to purchase an amount of Common Shares equal to 5% of the number of shares of Series D Preferred Stock of the Company sold in the Offering. The Warrant will have an exercise price of $2.50 per share and a term of seven years. The form of the Warrant is attached to this Engagement as Annex A. Our desire is to partner with the Company from the date of this Engagement through a liquidity event for all shareholders.

Regardless of whether an Offering is completed, the Company agrees to reimburse Lanier Securities promptly for its out-of-pocket expenses related to this engagement, as approved by the Company in advance, including Lanier Securities’ attorneys’ fees and expenses should their advice be required in conjunction with this Engagement. All Offering materials will be reviewed by our attorney.

The Company recognizes that, in providing our services pursuant to this Engagement, we will rely upon and assume the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by us for such purposes, and we do not assume any liability or responsibility for the accuracy, completeness or independent verification thereof. Lanier Securities will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other party or any of their respective affiliates or to advise or opine on any related solvency or viability issues. The Company represents that all such information provided by the Company will be complete and accurate in all material respects and not misleading, and that all projections provided by it (including projections developed with assistance from Lanier Securities) will be reasonably prepared on the basis of the best available estimates and judgments of the Company’s management. The Company will promptly notify Lanier Securities if it learns of any material inaccuracy or any misleading statement in any information provided to Lanier Securities. In order to coordinate most effectively our efforts together to complete an Offering satisfactory to the Company will promptly inform Lanier Securities of any discussions it has or of any inquiry it receives concerning a potential investment in the Offering. All non-public information concerning the Company and its business that the Company discloses to Lanier Securities will be used by Lanier Securities solely in the performance of its services hereunder and will be treated confidentially by Lanier Securities for so long as it remains non-public. Except as otherwise required by law, regulation, legal process or self-regulatory organization requirements, Lanier Securities will not disclose this information to a third party without the Company’s consent. Should Lanier Securities be requested or required by any regulatory or legal entity to testify, produce information under discovery or be available to testify in any proceeding or inquiry related to this engagement, Lanier Securities will receive a per diem for time spent in preparation, travel, participation in related proceedings or complying with such requests.

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July 14, 2017

In connection with engagements such as this, it is our firm policy to receive indemnification, a copy of our standard form of which is attached to this Engagement as Annex B. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex B, which is incorporated by reference into this letter. This Engagement is neither an express nor an implied commitment by Lanier Securities to purchase any securities. Except as set forth on Annex B to this Engagement, neither this Engagement, nor the delivery of any advice in connection with this Engagement, is intended to confer rights upon any persons not a party hereto (including employees, creditors or security holders of the Company). The Company acknowledges that Lanier Securities is being retained as advisor to the Company, and not as advisor to or agent of any other person, and that Lanier Securities is being engaged by the Company as an independent contractor and not in any other capacity, including without limitation, as a fiduciary and the Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary or agency duty or relationship.

The Company represents and warrants to Lanier Securities that the Company has no agreement or arrangement with any broker, representative or other person that would adversely affect the payment of any compensation due to Lanier Securities under this Engagement.

This engagement may be terminated with or without cause by the Company or Lanier Securities at any time and without liability or continuing obligation to Lanier Securities or the Company, respectively (except for compensation earned and expenses incurred by or on behalf of Lanier Securities to the date of termination) upon 30 days’ prior written notice to the other party. All fees paid by the company are nonrefundable under any circumstances. Notwithstanding the foregoing, Lanier Securities shall be, entitled to its full compensation pursuant to this Engagement in the event that, at any time prior to the expiration of 12 months after written termination of this Engagement, an Offering is consummated or an agreement is executed that results in an Offering being consummated. Furthermore, the indemnity provisions in Annex 13, the waiver of the right to trial by jury provision of this Engagement and the confidentiality and nondisclosure provisions of this Engagement will remain operative regardless of any such termination or any closing of an Offering.

Lanier Securities is a registered broker-dealer and agrees to render its services pursuant to this Engagement in compliance with all applicable law, including without limitation, the Securities Act of 1933 (and the rules and regulations promulgated thereunder), as well as state “blue sky” laws. To the extent Lanier Securities is involved with raising equity capital in conjunction with an Offering contemplated herein, Lanier Securities shall require any investor(s) to confirm to the satisfaction of the Company’s counsel that such investor(s) are either (1) “accredited investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933 or (ii) a non-natural entity where the sale of such equity securities would be exempt from registration under the Securities Act of 1933. To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions to obtain, verify and record information about the Company, including but not limited to, the Company’s principal place of business, a

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copy of the Company’s certified articles of incorporation and the Company’s federal employer identification number. In addition, Lanier Securities complies with the reporting, record keeping, and record retention requirements under the Foreign Corrupt Practices Act (“FCPA”) as enacted in 1977 as part of the 1934 Securities Exchange Act. This Engagement is neither an express nor an implied commitment by Lanier Securities or its affiliates to purchase or place any securities.

The Company agrees that Lanier Securities may execute selling agreements with other FINRA member firms and that the Company’s securities may be sold by these other FINRA members. The Company shall approve any such selling agreements in writing before the agreements are executed by Lanier Securities.

The Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to exemption from registration under the U.S. federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the Securities will be offered or sold. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body, including, without limitation, those associated with any sales pursuant to Regulation D under the 1933 Act, “blue sky” laws, and the laws of the foreign countries in which the Securities will be offered or sold.

To the extent a legal opinion is issued in connection with the Placement to the purchasers of the Securities, such opinion shall also be addressed to Lanier Securities and be in form and substance satisfactory to the Company, the purchasers of the Securities and Lanier Securities.

This Engagement shall be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to that State’s principles of conflicts of law. Any claim or controversy arising out of or relating to this Engagement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The place of arbitration shall be Gwinnett County, Georgia. The parties shall be entitled to call witnesses, cross-examine the other party’s witnesses, and to file legal briefs. The Arbitrators are not empowered to and have no authority to award damages in excess of actual damages or to award punitive damages. Judgment upon any award rendered in such arbitration shall be binding upon the parties and may be entered in any court of competent jurisdiction. The arbitrators shall have the authority to award attorneys’ fees to the party they determine to be the prevailing party. All other expenses of arbitration will be shared equally by the parties. LANIER SECURITIES AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS SHAREHOLDERS OR OTHER INTEREST HOLDERS) EACH WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING WITH RESPECT TO LANIER SECURITIES’ ENGAGEMENT AS FINANCIAL ADVISOR AND INVESTMENT BANKER OR ITS ROLE IN CONNECTION THEREWITH.

The Company agrees that Lanier Securities has the right to place advertisements in financial and other newspapers and journals at Lanier Securities’ expense describing its services to the

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Company hereunder, providing such advertisements are approved in advance by the Company. If requested by Larder Securities, the Company shall include a mutually acceptable reference to Lanier Securities in the press release (or other public announcement) made by the Company announcing the completion of an Offering. The benefits of, and the obligations and liabilities assumed in, this Engagement shall inure to the benefit of, and be binding upon, any successors and assigns.

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning to us a copy of this letter, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with the Company on this most important undertaking.

Very truly yours,

LANIER SECURITIES, LLC

/s/ Jeffrey Villwock
Jeffrey Villwock
Managing Member

Agreed and Accepted as of the

First Date Written Above:

INSTITUTE FOR WEALTH HOLDINGS, INC.

By:	/s/ Dewey M. Moore

D.M. Rusty Moore
Chief Executive Officer

PERSONAL & CONFIDENTIAL

December 21, 2017

Mr. D. M. Rusty Moore

Chief Executive Officer

Institute for Wealth Holdings, Inc.

Two Galleria Tower

13455 Noel Road, Suite 410

Dallas, TX 75240

Dear Rusty,

This letter shall serve as Amendment #1 to our engagement letter dated July 14, 2017.

Any and all references to a Warrant to be received by Lanier Securities LLC for its services to Institute for Wealth Holdings, Inc. shall be eliminated and be null and void. No warrant will be issued to Lanier Securities LLC.

All other aspects of the engagement letter remain unchanged.

Please countersign this Amendment below and return.

Regards,

Jeffrey Villwock

Founder / Chief Executive Officer

Agreed: /s/ D.M. Rusty Moore
D.M. Rusty Moore
Chief Executive Officer

924 Gainesville Hwy  |  Suite 230  |  Buford, GA 30518

Office: 678.540.1300    Mobile: 404.429.5315

www.LanierSecurities.com

Member of FINRA, SIPC